Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
November 17, 2003                                 3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


                      FX Energy, Inc. Announces Conversion
                        of $3.3 Million Debt into Equity

Salt Lake City, November 17, 2003 FX Energy, Inc. (Nasdaq: FXEN) announced today that RollsRoyce Power Ventures Ltd. (RRPV) has exercised its right to convert FX Energys note into FXEnergy, Inc. common stock. RRPV also notified the Company that it has agreed to sell the 972,222 shares issued upon conversion of the debt to a group of investors. The full amount of the obligation including interest had been carried under current liabilities on the Companys balance sheet. The transaction saved the Company approximately $3.6 million of cash that it would have been required to pay to RRPV this year. FX Energy reported $8.3 million in cash and cash equivalents as of September30, 2003, of which, $3.3 million had been reserved for payment of the RRPV note.

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Polands Permian Basin. FXEnergy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Polands Permian Basin. FXEnergy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Polands Permian Basin. FXEnergy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Polands Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                             ______________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energys 2002 annual report on Form 10-K and other SEC reports or visit FX Energys website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energys control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energys 2002 annual report on Form 10-K and other SEC reports.